Universal Annuity
ISSUED BY
BRIGHTHOUSE LIFE INSURANCE COMPANY
Summary Prospectus for New Investors
[April 30, 2021]
A Flexible Premium Variable Annuity Contract
This Summary Prospectus summarizes key features of Universal Annuity, a flexible premium variable annuity contract issued by Brighthouse Life Insurance Company (the Company, or We, Us, or Our). Before You invest, You should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at [___]. You can also obtain this information at no cost by calling [____] or by sending an email request to [___].
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YOU MAY BE ABLE TO CANCEL YOUR CONTRACT WITHIN 10 DAYS OF RECEIVING IT WITHOUT PAYING
FEES OR PENALTIES.
If you are a new investor in the Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
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Additional general information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
This Initial Summary Prospectus will first be used as of [April 30, 2021].
In accordance with regulations adopted by the Securities and Exchange Commission, beginning on or after January 1, 2021, paper copies of the shareholder reports for the Underlying Funds available under Your variable annuity contract will no longer be sent by mail, unless You specifically request paper copies of the reports from Us. Instead, the reports will be made available on a website, and You will be notified by mail each time a report is posted and provided with a website link to access the report. If You already elected to receive shareholder reports electronically, You will not be affected by this change and You need not take any action.
You may elect to receive all future reports in paper free of charge. You can inform Us that You wish to continue receiving paper copies of Your shareholder reports by calling (800) 638-7732, or by sending an email correspondence to rcg@brighthousefinancial.com. Your election to receive reports in paper will apply to all Underlying Funds available under Your contract.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Glossary
Accumulation Period — the period before the commencement of Annuity payments.
Annuitant — a person on whose life the Maturity Date depends and Annuity Payments are made. The Maturity Date is the date on which Annuity Payments are to begin.
Annuity — payment of income for a stated period or amount.
Annuity Payments — a series of periodic payments (i) for life; (ii) for life with a minimum number of payments; (iii) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (iv) for a fixed period.
Annuity Period — the period following commencement of Annuity payments.
Beneficiary(ies) — the person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant’s, Annuitant’s or Contract Owner’s death, as applicable.
Business Day — a day on which the New York Stock Exchange (“NYSE”) is open for business.
Cash Surrender Value — the Contract Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.
Code — the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.
Company (We, Us, Our) — Brighthouse Life Insurance Company.
Contract — for convenience, means the Contract or Certificate (i.e., the document issued to Participants under a master group Contract). Any reference to the Contract includes the underlying Certificate unless the context provides otherwise.
Contract Owner — the person named in the Contract (on the specifications page). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract.
Contract Value — the value of Your Accumulation Units less any reductions for administrative charges. An Accumulation Unit is an accounting unit of measure used to calculate Contract Values before Annuity payments begin.
Contract Year — twelve-month periods beginning with the Contract Date, or any anniversary thereof. The Contract Date is the date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.
Fixed Account — an account that consists of all of the assets under the Contract other than those in the Separate Account. The Fixed Account investment option is described in the Contract’s prospectus.
Fixed Annuity — an Annuity payout option with payments which remain fixed as to dollar amount throughout the payment period and which do not vary with the investment experience of a Separate Account.
Funding Options — the variable investment options to which Purchase Payments under the Contract may be allocated. Funding Options are also referred to as “Subaccounts.”
Good Order — A request or transaction generally is considered in “Good Order” if it complies with Our administrative procedures and the required information is complete and accurate. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by Us of the instructions relating to the requested transaction in writing (or, when permitted, by telephone or Internet) along with all forms, information and supporting legal documentation necessary to effect the transaction. We may, in Our sole discretion, determine whether any particular transaction request is in Good Order, and We reserve the right to change or waive any Good Order requirement at any time.
Home Office — the Home Office of Brighthouse Life Insurance Company, 11225 North Community House Road, Charlotte, NC 28277, or any other office that We may designate for the purpose of administering this Contract. The office that administers this Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.
Participant — an individual participating under a group Contract or an eligible person who is a member in the Plan.

Plan — for a group Contract, the plan or the arrangement used in a retirement plan or program whereby Purchase Payments and any gains are intended to qualify under Section 401, 403, or 457 of the Code.
Plan Administrator — the corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.
Plan Trustee — the trustee specified in the Contract specifications.
Premium Tax — the amount of tax, if any, charged by the state or municipality on Purchase Payments.
Purchase Payments — the premium payment(s) applied to the Contract.
Separate Account — a segregated account, the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.
Subaccount — that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund. Subaccounts are also referred to as "Funding Options."
Underlying Fund — a portfolio of an open-end management investment company in which You may invest through the Separate Account. May also be referred to as Portfolio Company.
Variable Annuity — an Annuity payout option providing for payments varying in amount in accordance with the investment experience of the assets held in the underlying securities of the Separate Account.
You, Your — “You,” depending on the context, may be the Certificate holder, the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person or a charitable remainder trust, or a Plan (or the employer purchaser who has purchased the Contract on behalf of the Plan).

Important Information You Should Consider About the Contract

An investment in the Contract is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for additional information about these topics.
Fees and Expenses	Location in Prospectus
Charges for Early Withdrawals	Early withdrawals may be subject to either a contingent deferred sales charge or a surrender charge, as applicable to Your Contract. If Your Contract is subject to a contingent deferred sales charge and You withdraw money during the first 5 years following a Purchase Payment, You may be assessed a withdrawal charge of up to 5%, as a percentage of the Purchase Payment withdrawn.
If Your Contract is subject to a surrender charge and You withdraw money during the first 8 years under the Contract, You may be assessed a withdrawal charge of up to 5%, as a percentage of the amount withdrawn.
For example, if You make an early withdrawal, You could pay a withdrawal charge of up to $5,000 on a $100,000 investment. After the first Contract Year, there may be a free withdrawal allowance equal to 10% of Your Contract Value annually without the imposition of any applicable early withdrawal charges.	Charges and Deductions − Contingent Deferred Sales Charge / Surrender Charge
Transaction Charges	In addition to charges for early withdrawals, You may also be charged for other transactions. There may be taxes on Purchase Payments and loan initiation fees. If you take withdrawals under the Variable Liquidity Benefit during the Annuity Period, there may be withdrawal charges similar to the early withdrawal charge.
Transfer Fee. Currently, We do not charge for transfers. However, We reserve the right to charge for transfers after the first 12 transfers per year.	Fee Table and Examples Charges and Deductions

	Fees and Expenses			Location in Prospectus
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that You may pay each year, depending on the options You choose. Please refer to Your Contract specifications page for information about the specific fees You will pay each year based on the options You have elected.			Charges and Deductions
	Annual Fee	Minimum	Maximum
	Base Contract[1]	1.31%	1.31%
	Investment options (fund fees and expenses)[2]	[min]%	[max]%
[1] As a percentage of average daily net assets of the Separate Account. [2] As a percentage of Underlying Fund assets.
Because Your Contract is customizable, the choices You make affect how much You will pay. To help You understand the cost of owning Your Contract, the following table shows the lowest and highest cost You could pay each year, based on current charges. This estimate assumes that You do not take withdrawals from the Contract, which could add withdrawal charges that substantially increase costs.
	Lowest Annual Cost $1,560	Highest Annual Cost $7,700
	Assumes:	Assumes:
	• Investment of $100,000 • 5% annual appreciation • Least expensive fund fees and expenses • No additional Purchase Payments, transfers, or withdrawals	• Investment of $100,000 • 5% annual appreciation • Most expensive fund fees and expenses • No additional Purchase Payments, transfers, or withdrawals

	Risks	Location in Prospectus
Risk of Loss	You can lose money by investing in this Contract including loss of principal.	Principal Risks of Investing in the Contract
Not a Short-Term Investment	This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.
Withdrawal charges may apply for the first 5 years of the Contract. Withdrawal charges will reduce the value of Your Contract if You withdraw money during the applicable time period.
	The benefits of tax deferral also mean the Contract is more beneficial to investors with a long time horizon.	Principal Risks of Investing in the Contract
Risks Associated with Investment Options	• An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract.
• Each investment option, including the Fixed Account, has its own unique risks.
	• You should review the prospectuses for the available Underlying Funds and the prospectus disclosure concerning the Fixed Account before making an investment decision.	Principal Risks of Investing in the Contract
Insurance Company Risks	An investment in the Contract is subject to the risks related to Us. Any obligations (including under the Fixed Account), or guarantees and benefits of the Contract that exceed the assets of the Separate Account are subject to Our claims-paying ability. If We experience financial distress, We may not be able to meet Our obligations to You. More information about Brighthouse Life Insurance Company, including Our financial strength ratings, is available by contacting Us at [XXX-XXX-XXXX].	Principal Risks of Investing in the Contract
Restrictions
Investments	• Currently, We allow unlimited transfers without charge among investment options during the Accumulation Period. However, We reserve the right to impose a charge for transfers in excess of 12 per year and/or the number of transfers allowed per year. At a minimum, We would always allow one transfer every six months.
• We reserve the right to limit transfers in circumstances of frequent or large transfers.
• Transfers to and from the Fixed Account are subject to special limitations.
	• We reserve the right to remove or substitute the Portfolio Companies that are available as investment options under the Contract.	Transfers
Optional Benefits	• You must select a specific Annuity option to exercise the Variable Liquidity Benefit during the Annuity Period. • We may stop offering this optional benefit at any time for new sales.	Payment Options − Variable Liquidity Benefit
Taxes
Tax Implications	Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract.
• If You purchase the Contract through a tax-qualified plan or individual retirement account, You do not get any additional tax benefit.
	• You will generally not be taxed on increases in the value of the Contract until they are withdrawn. Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties if You take a withdrawal before age 59 1⁄2.	Federal Tax Considerations

	Conflicts of Interest	Location in Prospectus
Investment Professional Compensation	Investment professionals may receive compensation for selling this Contract in the form of commissions, additional cash benefits (e.g., bonuses), and non-cash compensation. This conflict of interest may influence an investment professional to recommend this Contract over another investment for which the investment professional is not compensated or compensated less.	Other Information − Distribution of the Contracts
Exchanges	If You already own an insurance contract, some investment professionals may have a financial incentive to offer You a new contract in place of the one You own. You should only exchange a contract you already own if You determine, after comparing the features, fees, and risks of both contracts, that it is better for You to purchase the new contract rather than continue to own Your existing contract.	Other Information − Exchanges
Overview of the Contract

Purpose. The Contract is a variable annuity contract. It provides a means for investing in Our Fixed Account and the Funding Options, together “investment options.” The Contract is intended for retirement savings or other long-term investment purposes. The Contract is used in connection with (1) individual non-qualified purchases; (2) rollovers from individual retirement annuities; (3) rollovers from other qualified retirement Plans; and (4) Beneficiary-directed transfers of death proceeds from another contract. The Contract has various features and benefits that may be appropriate for You based on Your financial situation and objectives. The Contract also offers certain death benefit features, which can be used to transfer assets to Your Beneficiaries. If You are investing in this Contract through a Plan, it does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if You are investing in this Contract through a Plan, You should consider investing in the Contract for its death benefit, Annuity option benefits or other non-tax related benefits. Your financial goal in acquiring the Contract should take into account the fact that there is a withdrawal charge for the first 5 years following a Purchase Payment.
Phases of the Contract. The Contract has two phases: The Accumulation Period and the Annuity Period. During the Accumulation Period, earnings accumulate on a tax-deferred basis and are taxed as income when You make a withdrawal. To help You accumulate assets during the Accumulation Period, You can invest Your Purchase Payments and Contract Value in: (1) Funding Options available under the Contract, each of which has an Underlying Fund with its own investment strategies and risks; investment adviser(s); expense ratio; and performance history; and (2) the Fixed Account option, which guarantees principal and interest.
A list of Underlying Funds in which You can invest is provided in Appendix A.
The Annuity Period occurs when You begin receiving Annuity Payments from Your Contract. The amount of money You accumulate in Your Contract during the Accumulation Period factors into the amount of income You receive during the Annuity Period. You may choose one of a number of Annuity options: You may receive income payments in the form of a Variable Annuity, a Fixed Annuity, or a combination of both. In general, You are unable to take withdrawals during the Annuity Period. There is no death benefit during the Annuity Period; however, depending on the Annuity option You elect, any remaining guarantee upon death may be paid to Your Beneficiary(ies).
Contract Features. The following is a brief description of the Contract’s primary features.
Subject to Plan Terms. If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices are subject to the Plan’s terms. For example, limitations on Your rights may apply to Funding Options, Purchase Payments, withdrawals, transfers, loans, the death benefit and Annuity options.
Accessing Your Money. Before You annuitize the Contract, You can withdraw money from Your Contract at any time. If You take a withdrawal, You may have to pay a withdrawal charge and/or income taxes, including a tax penalty if You are younger than age 59 1⁄2. See "Access to Your Money" for certain limits with respect to loans, certain withdrawals and the Fixed Account.

Tax Treatment. You can transfer money among investment options without tax implications, and earnings (if any) on Your investments are generally tax-deferred. You are only subject to tax upon: (1) making a withdrawal; (2) receiving a payment from Us; or (3) payment of a death benefit.
Death Benefit. The Contract includes, at no additional cost, a standard death benefit that will pay a death benefit to the Beneficiary(ies) if You die during the Accumulation Period. The death benefit is equal to at least the Contract Value, and may be greater under certain circumstances.
Variable Liquidity Benefit. If You elect the Annuity option “Payments for a Fixed Period (Term Certain)” for the Annuity Period You may exercise the Variable Liquidity Benefit during the Annuity Period. This benefit allows You to take withdrawals during the Annuity Period based on the present value of Your remaining Annuity Payments. Such withdrawals may significantly reduce or eliminate remaining Annuity Payments and may be subject to withdrawal charges.
Additional Services.
•	Dollar Cost Averaging Program. This program allows You to systematically transfer a set amount from a Funding Option or the Fixed Account to one or more Funding Options on a monthly or quarterly basis.
•	Special Dollar Cost Averaging Program. This program, if available, allows You to systematically make level transfers from the Fixed Account to one or more Funding Options over a specific number of months, with interest credited to amounts remaining in the Fixed Account during that time period.
•	Systematic Withdrawal Program. This program allows You to receive regular automatic withdrawals from Your Contract either monthly, quarterly, semi-annually, or annually.

Benefits Available Under the Contract

The following table summarizes information about the benefits under the Contract.
Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Dollar Cost Averaging (DCA) Program	Allows You to systematically transfer a set amount from a Funding Option or the Fixed Account (if available) to one or more Funding Options on a monthly or quarterly basis	Standard	No Charge	• Available only during the Accumulation Period
• Must have a minimum total Contract Value of $5,000 to enroll
• Minimum transfer amount is $400
• Fixed Account Value must not be depleted in less than 12 months from date of enrollment
• May only have one DCA program in place at one time
Special Dollar Cost Averaging (DCA) Program	Allows You to systematically make level transfers from the Fixed Account (if available) to one or more Funding Options over a 6-month or 12-month duration	Standard	No Charge	• Available only during the Accumulation Period
• Fixed Account must be available for investment
• Must have a minimum total Contract Value of $5,000 to enroll
• Minimum transfer amount is $400
• May only have one DCA program in place at one time
• Interest rates credited on amounts in the Fixed Account may differ for 6-month and 12-month durations
Systematic Withdrawal Program	Allows You to receive regular automatic withdrawals from Your Contract	Standard	No Charge[1]	• Each payment must be at least $50 • Withdrawals may only be on a monthly, quarterly, semi-annual, or annual basis • Must provide at least 30 days’ notice to change instructions

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Death Benefit	Provides a death benefit at least equal to the Contract Value to Your Beneficiary(ies) if You die during the Accumulation Period	Standard	No Charge	• Amount payable depends on multiple factors, such as type of Contract, age at time of death, Contract Value, total Purchase Payments, and prior withdrawals
• Withdrawals may significantly reduce the benefit
Variable Liquidity Benefit	Provides liquidity during the Annuity Period by allowing the Owner to take withdrawals during the Annuity Period based on the present value of Your remaining Annuity Payments	Optional	5% upon exercise, as a percentage of the amount withdrawn	• Only offered in connection with a specific Annuity option that includes payments for a fixed period • Withdrawals may significantly reduce or eliminate remaining Annuity Payments
1 We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days written notice to Contract Owners.

Buying the Contract

Purchasing the Contract
The Contract is used in connection with 401(a) Plans, 401(k) Plans, 403(a) Plans, 403(b) Plans, 408(b) Plans, Non-Qualified Plans, Traditional IRAs, Roth IRAs, Keoghs, Simplified Employee Pensions (SEPs) and 457(b) Plans.
We no longer actively offer the Contracts to new purchasers, but We continue to accept new Participants under existing Contracts previously issued to Plans. We issue individual Certificates to Participants under a Plan’s Contract. We refer to both Contracts and Certificates as “Contracts” unless the context provides otherwise. If Your Plan has the Contract and You are interested in becoming a Participant, please contact Your Plan Trustee or Plan Administrator.
The Contract is available for purchase to owners and Annuitants age 80 or under as of the Contract Date. If this Contract is purchased through a qualified Plan, the maximum age is 70 1⁄2.
Purchase Payments
A Purchase Payment is the money You give Us to invest in the Contract. The initial Purchase Payment is due on the date the Contract becomes effective. Subsequent Purchase Payments may be made at any time during the Accumulation Period, subject to certain limitations.
Under a Plan’s Contract, the minimum average Purchase Payment amount is $20 per Participant. We may refuse to accept total Purchase Payments over $1,000,000. Your ability to make Purchase Payments may also be restricted by law and may be subject to Plan requirements.
Allocation of Purchase Payments
We will allocate Your Purchase Payments to one or more of the Funding Options and/or to the Fixed Account in accordance with Your instructions. Where permitted by law, We reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.
Crediting Purchase Payments to Your Account
Initial Purchase Payment. We will apply the initial Purchase Payment less any applicable Premium Tax within two Business Days after We receive it at Our Home Office in Good Order. If Your request or other information accompanying the initial Purchase Payment is incomplete when received, We will hold the Purchase Payment for up to five Business Days. If We cannot obtain the necessary information within five Business Days of Our receipt, We will return the Purchase Payment in full, unless You specifically consent for Us to keep it until You provide the necessary information.
Subsequent Purchase Payments. We will credit subsequent Purchase Payments to a Contract on the same Business Day We receive it, if received in Good Order by Our Home Office prior to close of regular trading on the New York Stock Exchange (typically 4:00 p.m. Eastern Time). If We receive the Purchase Payment in Good Order after close of the New York Stock Exchange, We will credit the Purchase Payment to the Contract on the next Business Day. If Purchase Payments on Your behalf are not submitted to Us in a timely manner or in Good Order, there may be a delay in when amounts are credited.
We will provide You with the address of the office to which Purchase Payments are to be sent. If You send Purchase Payments or transaction requests to an address other than the one We have designated for receipt of such Purchase Payments or requests, they will not be in Good Order. We may return the Purchase Payment to You, or there may be a delay in applying the Purchase Payment or transaction to Your Contract.

Making Withdrawals: Accessing the Money in Your Contract

Accumulation Period
During the Accumulation Period, We will pay upon request all or any portion of Your Cash Surrender Value to the Contract Owner or to You, as provided in the Plan. A Contract Owner’s account may be surrendered for cash without the consent of any Participant, as provided in the Plan.
To the extent that the amount withdrawn is subject to a withdrawal charge, the charge will be assessed as a percentage of the Purchase Payments withdrawn. Beginning in the second Contract Year, You may withdraw up to 10% of the Contract Value annually without the imposition of any applicable withdrawal charges. We refer to this as Your free withdrawal allowance. We calculate the free withdrawal allowance as of the end of the previous Contract Year. There is no free withdrawal allowance in the first Contract Year.
There are limitations on Your ability to take withdrawals during the Accumulation Period. These limitations are as follows:
Withdrawal Charges and Taxes	There may be withdrawal charges and tax implications when You take out money.
Negative impact on benefits and guarantees of Your Contract	A withdrawal may have a negative impact on certain benefits and guarantees that You may elect. It may significantly reduce the value or even terminate the benefit.
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or Your retirement plan may restrict Your ability to take withdrawals.
Annuity Period
During the Annuity Period, You will receive Annuity Payments under the Annuity option You select; however, You generally may not take any withdrawals, either full or partial. If You elect the Annuity option “Payments for a Fixed Period (Term Certain)” for the Annuity Period, You may exercise the Variable Liquidity Benefit during the Annuity Period. This benefit allows You to take withdrawals during the Annuity Period based on the present value of Your remaining Annuity Payments. Such withdrawals may significantly reduce or eliminate remaining Annuity Payments and may be subject to withdrawal charges.
Requesting a Withdrawal
You can request to withdraw all or part of Your Cash Surrender Value by submitting a request to Our Home Office. We will treat Your request as received by Us if We receive the request in Good Order before the close of regular trading on the New York Stock Exchange on that day. If We receive the request in Good Order after the close of trading on the New York Stock Exchange on that day, or if the New York Stock Exchange is not open that day, then the request will be treated as received on the next day when the New York Stock Exchange is open.
The Contract Owner may redeem all or any portion of the Cash Surrender Value any time before the Maturity Date. Unless You submit a Written Request specifying the Fixed Account or Funding Option(s) from which We are to withdraw amounts, We will make the withdrawal on a pro rata basis. The Cash Surrender Value will be determined as of the close of business after We receive Your surrender request at Our Home Office in Good Order. The Cash Surrender Value may be more or less than the Purchase Payments You made. See “Access to Your Money” in the prospectus for more details.
Surrender and withdrawal payments will generally be mailed within seven days after We receive the request.

Additional Information About Fees

The following tables describe the fees and expenses that You will pay when buying, owning, and surrendering, or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees You will pay each year based on the options You have selected.
The first table describes the fees and expenses that You will pay at the time that You buy the Contract, surrender the Contract, make withdrawals from the Contract, or transfer Contract Value between investment options. State premium taxes of 0% to 3.5% may also be deducted.

Transaction Expenses
Contingent Deferred Sales Charge
(as a percentage of Purchase Payments withdrawn)
If withdrawn within 5 years after the Purchase Payment is made	5.00%
If withdrawn 5 or more years after the Purchase Payment is made	0.00%
Variable Liquidity Benefit Charge(1)	5.00%
(as a percentage of the present value of the remaining Annuity Payments that are surrendered. The interest rate used to calculate this present value is 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments)

(1)	The Variable Liquidity Benefit Withdrawal Charge declines to zero after five years. The charge is as follows:

Years Since Initial Purchase Payment
Greater than or Equal to	But less than	Withdrawal Charge
0 years	1 years	5%
1 years	2 years	5%
2 years	3 years	5%
3 years	4 years	5%
4 years	5 years	5%
5 + years		0%
The next table describes the fees and expenses that You will pay each year during the time that You own the Contract, not including Underlying Fund fees and expenses.

Annual Contract Expenses (Administrative Charges)
Semiannual Contract Administrative Charge	$15

Base Contract Charge(2)	1.25%
(as a percentage of average net assets of the Separate Account)(3)

(2)	We call this the "Mortality and Expense Risk Charge" in your Contract as well as in other places in this prospectus. See "Charges and Deductions' section of the prospectus under the sub-heading "Base Contract Charge--Mortality and Expense Risk Charge”.
(3)	We are waiving the following amounts of the Mortality and Expense Risk charge as follows: 0.15% for the Subaccount investing in the Western Asset Management U.S. Government Portfolio — Class A of the Brighthouse Funds Trust II; 0.10% for the Subaccount investing in the BlackRock Ultra-Short Term Bond Portfolio — Class A of the Brighthouse Funds Trust II; 0.12% for the Subaccount investing in the BlackRock Bond Income Portfolio − Class A of the Brighthouse Funds Trust II; and 0.11% for the Subaccount investing in the BlackRock High Yield Portfolio − Class A of the Brighthouse Funds Trust I. We are also waiving an amount equal to the Underlying Fund expenses that are in excess of 0.90% for the Subaccount investing in the Harris Oakmark International Portfolio of the Brighthouse Funds Trust I; an amount equal to the Underlying Fund expenses that are in excess of 0.85% for the Subaccount investing in the Loomis Sayles Global Allocation Portfolio — Class A of the Brighthouse Funds Trust I; an amount equal to the Underlying Fund expenses that are in excess of 0.65% for the Subaccount investing in the PIMCO Inflation Protected Bond Portfolio — Class A of the Brighthouse Funds Trust I; an amount equal to the Underlying Fund expenses that are in excess of 1.10% for the Subaccount investing in the Brighthouse Small Cap Value Portfolio — Class B of the Brighthouse Funds Trust I; an amount equal to the Underlying Fund expenses that are in excess of 1.10% for the Subaccount investing in the

MFS® Research International Portfolio — Class B of the Brighthouse Funds Trust I; an amount equal to the Underlying Fund expenses that are in excess of 0.265% for the Subaccount investing in the MetLife Stock Index Portfolio — Class A of the Brighthouse Funds Trust II; an amount equal to the Underlying Fund expenses that are in excess of 0.84% for the Subaccount investing in the Invesco Comstock Portfolio — Class B of the Brighthouse Funds Trust I; and an amount equal to the Underlying Fund expenses that are in excess of 0.62% for the Subaccount investing in the Invesco Global Equity Portfolio — Class A of the Brighthouse Funds Trust I.

The next table shows the minimum and maximum total operating expenses charged by the Underlying Funds that You may pay periodically during the time that You own the Contract. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in Appendix A.
Annual Investment Portfolio Expenses
	Minimum	Maximum
Total Annual Underlying Fund Expenses
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	[0.00%]	[0.00%]
Example
The example is intended to help You compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Transaction Expenses, Annual Contract Expenses, and Annual Portfolio Company Expenses. The example does not represent past or future expenses. Your actual expenses may be more or less than those shown.
The example assumes that You invest $100,000 in the Contract for the time periods indicated and that Your investment has a 5% return each year. The example reflects the Contract Administrative Charge, factoring in that the charge is waived for Contracts over a certain value. Additionally, the example is based on the Minimum and Maximum Total Annual Portfolio Company Expenses shown above, and does not reflect any Portfolio Company fee waivers and/or expense reimbursements.
The example assumes that You have allocated all of Your Contract Value to either the Underlying Fund with the Maximum Total Annual Underlying Fund Expenses or the Underlying Fund with the Minimum Total Annual Underlying Fund Expenses.
Example 1
	If Contract is surrendered at the end of period shown:				If Contract is NOT surrendered or annuitized at the end of period shown:
Funding Option	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
Underlying Fund with Maximum Total Annual Expenses
Underlying Fund with Minimum Total Annual Expenses

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Appendix A

Underlying Funds Available Under the Contract
The following is a list of Underlying Funds under the Contract. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at []. You can also request this information at no cost by calling [] or sending an email request to [].
The current expenses and performance information below reflects fees and expenses of the Underlying Fund, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Brighthouse Funds Trust I
Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock High Yield Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: BlackRock Financial Management, Inc.
Seeks growth of capital.	Brighthouse Asset Allocation 100 Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC
Seeks long-term capital appreciation.	Brighthouse Small Cap Value Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadvisers: Delaware Investments Fund Advisers; Wells Capital Management Incorporated
Seeks long-term capital appreciation.	Brighthouse/Wellington Large Cap Research Portfolio — Class E# Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP
Seeks total return through investment in real estate securities, emphasizing both capital appreciation and current income.	Clarion Global Real Estate Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: CBRE Clarion Securities LLC
Seeks long-term capital appreciation.	Harris Oakmark International Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Harris Associates L.P.
Seeks capital growth and income.	Invesco Comstock Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.
Seeks capital appreciation.	Invesco Global Equity Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.

Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	Invesco Small Cap Growth Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.
Seeks long-term capital growth.	JPMorgan Small Cap Value Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: J.P. Morgan Investment Management Inc.
Seeks high total investment return through a combination of capital appreciation and income.	Loomis Sayles Global Allocation Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.
Seeks long-term growth of capital.	Loomis Sayles Growth Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.
Seeks capital appreciation.	MFS ® Research International Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company
Seeks maximum real return, consistent with preservation of capital and prudent investment management.	PIMCO Inflation Protected Bond Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC
Seeks maximum total return, consistent with the preservation of capital and prudent investment management.	PIMCO Total Return Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC
Seeks growth of capital and income.	SSGA Growth and Income ETF Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC Subadviser: SSGA Funds Management, Inc.
Seeks growth of capital.	SSGA Growth ETF Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC Subadviser: SSGA Funds Management, Inc.
Seeks long-term capital appreciation by investing in common stocks believed to be undervalued. Income is a secondary objective.	T. Rowe Price Large Cap Value Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.

Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Brighthouse Funds Trust II
Seeks a competitive total return primarily from investing in fixed-income securities.	BlackRock Bond Income Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC
Seeks long-term growth of capital.	BlackRock Capital Appreciation Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC
Seeks a high level of current income consistent with preservation of capital.	BlackRock Ultra-Short Term Bond Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC
Seeks a high level of current income, with growth of capital as a secondary objective.	Brighthouse Asset Allocation 20 Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC
Seeks high total return in the form of income and growth of capital, with a greater emphasis on income.	Brighthouse Asset Allocation 40 Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC
Seeks a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.	Brighthouse Asset Allocation 60 Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC
Seeks growth of capital.	Brighthouse Asset Allocation 80 Portfolio — Class B#‡ Brighthouse Investment Advisers, LLC
Seeks long-term capital appreciation with some current income.	Brighthouse/Wellington Balanced Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP
Seeks to provide a growing stream of income over time and, secondarily, long-term capital appreciation and current income.	Brighthouse/Wellington Core Equity Opportunities Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP
Seeks maximum capital appreciation.	Frontier Mid Cap Growth Portfolio — Class D# Brighthouse Investment Advisers, LLC Subadviser: Frontier Capital Management Company, LLC
Seeks long-term growth of capital.	Jennison Growth Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Jennison Associates LLC

Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks to track the performance of the Bloomberg Barclays U.S. Aggregate Bond Index.	MetLife Aggregate Bond Index Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC
Seeks to track the performance of the MSCI EAFE® Index.	MetLife MSCI EAFE® Index Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC
Seeks to track the performance of the Russell 2000® Index.	MetLife Russell 2000® Index Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC
Seeks to track the performance of the Standard & Poor’s 500® Composite Stock Price Index.	MetLife Stock Index Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC
Seeks a favorable total return through investment in a diversified portfolio.	MFS ® Total Return Portfolio — Class F# Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company
Seeks capital appreciation.	MFS ® Value Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company
Seeks high total return, consisting principally of capital appreciation.	Neuberger Berman Genesis Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Neuberger Berman Investment Advisers LLC
Seeks long-term capital growth.	T. Rowe Price Small Cap Growth Portfolio — Class B# Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.
Seeks to maximize total return consistent with preservation of capital.	Western Asset Management Strategic Bond Opportunities Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company
Seeks to maximize total return consistent with preservation of capital and maintenance of liquidity.	Western Asset Management U.S. Government Portfolio — Class A# Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company

Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Fidelity ® Variable Insurance Products
Seeks long-term capital appreciation.	Contrafund ® Portfolio — Service Class 2# Fidelity Management & Research Company LLC
Seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index.	Equity-Income Portfolio — Initial Class# Fidelity Management & Research Company LLC
Seeks long-term growth of capital.	Mid Cap Portfolio — Service Class 2# Fidelity Management & Research Company LLC
Seeks long-term capital appreciation.	Templeton Developing Markets VIP Fund — Class 2# Templeton Asset Management Ltd.
Seeks long-term capital growth.	Templeton Foreign VIP Fund — Class 2# Templeton Investment Counsel, LLC
Janus Aspen Series
Seeks long-term growth of capital.	Janus Henderson Overseas Portfolio — Service Shares# Janus Capital Management LLC
Legg Mason Partners Variable Equity Trust
Seeks capital appreciation.	ClearBridge Variable Aggressive Growth Portfolio — Class I# Legg Mason Partners Fund Advisor, LLC Subadviser: ClearBridge Investments, LLC
Seeks long-term capital appreciation.	ClearBridge Variable Appreciation Portfolio — Class I# Legg Mason Partners Fund Advisor, LLC Subadviser: ClearBridge Investments, LLC
Seeks long-term growth of capital.	ClearBridge Variable Large Cap Growth Portfolio — Class I# Legg Mason Partners Fund Advisor, LLC Subadviser: ClearBridge Investments, LLC
Seeks long-term growth of capital as its primary objective. Current income is a secondary objective.	ClearBridge Variable Large Cap Value Portfolio — Class I# Legg Mason Partners Fund Advisor, LLC Subadviser: ClearBridge Investments, LLC

Investment Objectives	Portfolio Company and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	ClearBridge Variable Small Cap Growth Portfolio — Class I# Legg Mason Partners Fund Advisor, LLC Subadviser: ClearBridge Investments, LLC
Trust for Advised Portfolios
Seeks capital appreciation and retention of net investment income.	1919 Variable Socially Responsive Balanced Fund# 1919 Investment Counsel, LLC
# Certain Investment Portfolios and their investment advisers have entered into temporary expense reimbursement and/or fee waivers. Please see the Investment Portfolios' prospectuses for additional information regarding these arrangements.
‡ This Investment Portfolio is a fund of funds and invests substantially all of its assets in other underlying funds. Because the Investment Portfolio invests in other funds, it will bear its pro rata portion of the operating expenses of those underlying funds, including the management fee.

The prospectus and statement of additional information (SAI) include additional information. The prospectus and SAI are dated the same as this summary prospectus and are incorporated by reference. The prospectus and SAI are available, without charge, upon request. For a free copy of the SAI, call us at (800) 343-8496, visit our website at www.brighthousefinancial.com, or write to us at: 11225 North Community House Road, Charlotte, NC 28277.
Reports and other information about Brighthouse Life Insurance Company is available on the SEC’s website at http://www.sec.gov, and that copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR Contract Identifier No. is C000068739